UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
THE SECURITIES ACT OF 1933

Rare Element Resources Ltd.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

225 Union Blvd., Suite 250, Lakewood, Colorado	80228
(Address of Principal Executive Offices)	(Zip Code)

10% ROLLING STOCK OPTION PLAN

(Full title of the plan)

Kelli Kast, Esq.

225 Union Blvd., Suite 250

Lakewood, Colorado 80228

(720) 278-2460

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

With Copies To:

Michelle Shepston

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Shares (without par value)	3,094,000	$4.295	$13,288,730	$1,812.58
Common Shares Underlying Issued Options	1,306,000	5.130	6,699,780	913.85
Rights to Purchase Common Shares (4)	-	-	-	-
	4,400,000	-	$19,988,510	$2,726.43

(1)

Represents common shares of the Registrant, no par value per share (“Common Shares”).

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional Common Shares that may become available for purchase pursuant to the plan described herein in the event of certain changes in the outstanding Common Shares, including mergers, stock dividends, stock splits and reverse stock splits.

(3)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on (i) the average of the high and low prices of the Common Shares as quoted on the NYSE MKT on November 2, 2012 for 3,094,000 shares, which is $4.295 per share, and (ii) the weighted average exercise price of $5.13 with respect to outstanding options for 1,306,000 shares.

(4)

The Rights are attached to and transferred with the Common Shares.  The value attributable to the Rights, if any, is reflected in the value of the Common Shares.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plan covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission by the registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)

Our Annual Report on Form 10-K for the year ended June 30, 2012; and

(b)

Current Reports on Form 8-K filed on July 3, 2012, September 11, 2012 and September 13, 2012 to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act;

(c)

The description of our common shares set forth in our registration statement on Form 8-A filed on August 17, 2010, which incorporates by reference the description of our common shares set forth in our registration statement on Form 20-F filed on November 17, 2009, and any amendment or report filed for the purpose of updating such description; and

(d)

The description of the rights attached to our common shares set forth in our registration statement on Form 8-A filed December 17, 2010, and any amendment or report filed for the purpose of updating such description.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

None.

Item 6.

Indemnification of Directors and Officers

Subject to the limitations on indemnification described below, under the Business Corporations Act (British Columbia) (the “BCA”), the Company may (i) indemnify an eligible party (being a person who is or was a director or officer of the Company or of another corporation at a time when the corporation is or was an affiliate of the Company or who acted in such capacity at the request of the Company, or who is or was, or holds or held at the request of the Company a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, including the heirs and personal or other legal representatives of the person) against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding to which the eligible party is or may be liable, and/or (ii) after the final disposition of an eligible proceeding, pay the costs, charges and expenses actually and reasonably incurred by the eligible party in respect of that proceeding. An eligible proceeding is any legal proceeding or investigative action in which an eligible party is or may be joined as a party or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

In addition but subject to the limitations described below, under the BCA the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under the BCA, the Company may, subject to the limitations described below, pay in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that the payment of expenses is prohibited by the BCA.

Under the BCA, the Company is not permitted to indemnify an eligible party or pay the expenses of an eligible party in any of the following circumstances:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement was made, the Company was prohibited from giving the indemnity or paying the expenses by its Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

The BCA provides that if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not indemnify or pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding the above, on the application of the Company or an eligible party, a court of competent jurisdiction may do one or more of the following:

(a) order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d) order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining such an order; and

(e) make any other order the court considers appropriate.

Our Articles provide that subject to the BCA, the Company must indemnify a director, former director, alternate director, officer or former officer of the Company or of any affiliate of the Company and his or her heirs and legal personal representatives against all judgments, penalties or fines, or amounts paid in settlement of an eligible proceeding, to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  The Articles also authorize the board of directors to indemnify any other person, subject to the any restrictions in the BCA.

We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions of our directors and officers, including liabilities arising under the Securities Act, and also reimburses us for payments made pursuant to the indemnity provisions under the BCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

See index of Exhibits attached hereto.

Item 9.

Undertakings

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on the 16th day of November, 2012.

RARE ELEMENT RESOURCES LTD.

              /s/ Randall J. Scott

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Randall J. Scott and Kelli C. Kast, and each of them, his or her true and lawful attorneys-in-fact, proxy and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such attorneys-in-fact, proxy and agent or any of his or her substitutes may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Randal J. Scott
_____________________________ Randall J. Scott	President, Chief Executive Officer (Principal Executive Officer) and Director	November 16, 2012

/s/ David P. Suleski
_____________________________ David P. Suleski	Chief Financial Officer(Principal Accounting and Financial Officer)	November 16, 2012

/s/ Donald E. Ranta
_____________________________ Donald E. Ranta	Director, Chairman of the Board	November 16, 2012

/s/ N. Norman Anderson
_____________________________ N. Norman Anderson	Director	November 16, 2012

/s/ Norman W.l Burmeister
_____________________________ Norman W. Burmeister	Director	November 16, 2012

/s/ Gregory E. McKelvey
_____________________________ Gregory E. McKelvey	Director	November 16, 2012

/s/ Paul J. Schlauch
_____________________________ Paul J. Schlauch	Director	November 16, 2012

/s/ Paul H. Zink
_____________________________ Paul H. Zink	Director	November 16, 2012

EXHIBITS

The following are filed at exhibits to this registration statement:

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 1.1 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
4.2	Certificates of Name Change (incorporated by reference to Exhibit 1.2 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
4.3	Articles (incorporated by reference to Exhibit 1.3 to the Company’s Form 20-F as filed with the SEC on November 17, 2009)
4.4

Shareholder Rights Plan Agreement, dated November 10, 2010, between Rare Element Resource Ltd. And Computershare Trust Company of Canada (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-A as filed with the SEC on December 17, 2010)

4.5	10% Rolling Stock Option Plan (incorporated by reference to Schedule C to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 28, 2011)
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Alan C. Noble, Ore Reserves Engineering
23.2	Consent of Michael P. Richardson, P.E.
23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.4	Consent of DeVisser Gray LLP, Chartered Accountants
23.5	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page)